Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Tailwind Acquisition Corp. of the Registration Statement on Form S-4 and any prospectus and/or proxy statement contained therein and any amendment or supplements thereto (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Tailwind Acquisition Corp. (which will be renamed QOMPLX, Inc.) upon consummation of the Business Combination (as such term is defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:	June 7, 2021

By:	/s/Anne Schultze Edwards
Name:	Anne Schultze Edwards